SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          Date of Report July 14, 2000
                        (Date of earliest event reported)


                            FORD MOTOR CREDIT COMPANY
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


                   1-6368                    38-1612444
           (Commission File Number) (IRS Employer Identification No.)


         One American Road, Dearborn, Michigan           48126
        (Address of principal executive offices)      (Zip Code)



         Registrant's telephone number, including area code 313-322-3000






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Item 5.  Other Events.

     On June 2, 2000, a special committee of the Board of Directors of Ford Motor Company (the "Company" or "Ford ") approved the spin-off of Visteon Corporation ("Visteon") by declaring a dividend on Ford's outstanding shares of Common and Class B Stock consisting of Ford's 100% interest (130 million shares) in Visteon. The special committee of the Board of Directors also declared a dividend in cash on shares of Company stock held in U.S. employee savings plans equal to the market value of Visteon stock to be distributed per share of the Company's Common and Class B Stock. Both the spin-off dividend and the cash dividend were paid on June 28, 2000 to stockholders of record on June 12, 2000.

     Holders  of Ford  Common  and  Class B Stock on the  record  date  received
0.130933 shares of Visteon common stock for each share of Ford stock, and participants in U.S. employee savings plans who held Ford stock in such plans on the record date received $1.72 in cash per share of Ford stock, which amount was based on the volume-weighted average price of Visteon stock of $13.1326 per share on the New York Stock Exchange on June 28, 2000. The total value of the distribution (including the aggregate $365 million cash dividend) was $2.1 billion or $1.72 per share of Ford stock.

     As a result of the spin-off of Visteon, Ford will post an after-tax loss of approximately $2.3 billion in the second quarter of 2000. This reflects the excess of Ford's net investment in Visteon over the market value of Visteon on the distribution date. Ford has received an opinion from Davis Polk & Wardwell that the spin-off should qualify as a tax-free distribution for U.S. federal income tax purposes.

         The news release of Ford dated July 13, 2000 discussing one-time charges to be incurred by Ford in connection with the Visteon spin-off and with its European operations is filed as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.


                                    EXHIBITS

Designation         Description                Method of Filing


Exhibit 99         News Release dated          Filed with this Report
                   July 13, 2000 of Ford
                   Motor Company
                   with attachment.





                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the date indicated.

                                         FORD MOTOR CREDIT COMPANY
                                                (Registrant)


Date:  July 14, 2000                     By: /s/S. P. Thomas
                                         -------------------------
                                                S. P. Thomas
                                                Assistant Secretary

                                  EXHIBIT INDEX

DESIGNATION                         DESCRIPTION

Exhibit 99                          News Release dated
                                    July 13, 2000 of Ford Motor
                                    Company with attachment.

                                                                   Exhibit 99

News Release


Contact:  Media Inquiries          Securities Analysts     Shareholder Inquiries
          Karen Hampton            Mike Holland            800-555-5259 or
          313-594-4410             313-323-8221            313-845-8540


FOR IMMEDIATE RELEASE


FORD PROVIDES DETAIL ON SECOND QUARTER CHARGES


DEARBORN, Mich., July 13, 2000 - Ford Motor Company [NYSE: F] today disclosed detail on the one-time charges it will incur in the second quarter of 2000.

Visteon Independence: Ford Motor Company will post an after-tax charge of approximately $2.3 billion related to the distribution of the company's 100 percent interest in Visteon Corporation [NYSE: VC] to Ford shareholders on June
28. This amount reflects the difference between the carrying value of Ford's net investment in Visteon and the market value of Visteon stock on the date of distribution.

"Visteon's independence from Ford allows both organizations to focus on their core businesses," said Jac Nasser, president and chief executive officer of Ford Motor Company. "Visteon now can accelerate growth and become stronger by competing for business across the entire industry."

European Charges: The company will post an after-tax charge of approximately $1 billion, approximately $1.6 billion before taxes, related to an extensive business review of the Ford brand operations in Europe that was announced in May. The pre-tax European charges include asset impairments of approximately $1.1 billion as well as restructuring costs of $468 million, including employee separations and other exit related costs.

_______________________________________________________________________________
Financial News, The American Road, Dearborn, MI  48121-1899
Telephone: 313-594-4410; Fax:  313-594-3494
E-Mail: khampto2@ford.com; Internet: http://media.ford.com

                                      -2-
"With the plan in place to improve efficiency and reduce overcapacity as well as fixed costs, and the acceleration of an extraordinary product offensive representing 45 significant new products over the next five years, we are confident our European operations are driving toward sustained profitable growth," said Nasser.

The after-tax aggregate amount of these charges is expected to be approximately $3.3 billion or approximately $2.70 per diluted common and Class B share.

These charges will be reflected in Ford Motor Company's second quarter results, which will be released at 7 a.m. July 19.